EXHIBIT 99

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 3, 2006–International Bancshares Corporation (NASDAQ: IBOC) today reported earnings for the first quarter of 2006 of $24.0, or $.37 diluted earnings per common share and $.38 basic earnings per common share, as compared to $37.7 million or $.58 diluted earnings per common share and $.59 basic earnings per common share for the same period of 2005. All per share amounts for prior periods have been adjusted for the 25% stock dividend declared on May 2, 2005 and paid on May 31, 2005.

Net income for the first quarter 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Footnote 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2005 Annual Report. Because of the trial court judgment issued on March 31, 2006, the uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and one that is pending, the Company took the $8.9 million charge, net of tax. Net income for the first quarter 2005 was positively impacted by a $4.8 million distribution, net of tax, from the January, 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley. The Company, as a member of the PULSE EFT Association, received the distribution based in part upon its volume of transactions through the PULSE network.

 “I’m pleased with the first quarter earnings of 2006 despite the $8.9 million charge related to the tax lawsuits, which the Company intends to pursue through the appeals process.” Dennis E. Nixon, President and CEO, said. “The Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansion. I am also pleased with the Board of Directors’ confidence in the Company’s continued success throughout the year, resulting in a $.35 per share cash dividend being declared, payable on May 1, 2006, which represented a 9.4% increase over the dividend paid in the same period of 2005.”

Total assets at March 31, 2006 were $10.5 billion compared to $10.4 billion at December 31, 2005. Total loans at March 31, 2006 and December 31, 2005 were $4.6 billion. Deposits at March 31, 2006 were $6.8 billion compared to $6.7 billion at December 31, 2005.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 200 facilities and over 300 ATMs serving more than 80 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml